Exhibit 3.1
STATE of DELAWARE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CC MEDIA HOLDINGS, INC.
          The undersigned, Scott Sperling, certifies that he is the President of CC Media Holdings, Inc., a corporation organized and existing under the laws of Delaware, and does hereby further certify as follows:
          (A) The name of the Corporation is “CC Media Holdings, Inc.” (the “Corporation”). The name under which the Corporation was originally incorporated was BT Triple Crown Capital Holdings III, Inc. The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on May 11, 2007 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on May 17, 2007. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of the State of Delaware on May 29, 2007. The Second Amended and Restated Certificate of Incorporation was amended to amend the name of the Corporation to “CC Media Holdings, Inc.” by the filing of a Certificate of Amendment with the Secretary of State of Delaware on July 30, 2007.
          (B) This Third Amended and Restated Certificate of Incorporation amends and restates the Second Amended and Restated Certificate of the Incorporation of the Corporation, as amended.
          (C) This Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).
          (D) This Third Amended and Restated Certificate of Incorporation will be effective upon its filing with the Secretary of State of the State of Delaware.
          (E) Pursuant to Sections 228, 242 and 245 of the DGCL, the text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I.
     Section 1.01 Name. The name of this corporation is CC Media Holdings, Inc.
ARTICLE II.
     Section 2.01 Registered Office. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400 in the City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III.
     Section 3.01 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV.
     Section 4.01 Capitalization. The total number of shares of capital stock that the Corporation shall have authority to issue is six hundred fifty million (650,000,000) shares of Common Stock, par value $0.001 per share, of which (i) four hundred million (400,000,000) shares shall be designated as Class A Common Stock, (ii) one hundred fifty million (150,000,000) shares shall be designated as Class B Common Stock and (iii) one hundred million (100,000,000) shares shall be designated as Class C Common Stock.
     Section 4.02 Common Stock. Except as provided in this Section 4.02 or as otherwise required by the DGCL, all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall have the same powers, privileges, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, and shall be identical to each other in all respects.
     (a) Voting Rights and Powers. Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class. Every holder of outstanding shares of Class A Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock standing in his name. Every holder of outstanding shares of Class B Common Stock shall be entitled to cast thereon, in person or by proxy, for each share of Class B Common Stock, a number of votes equal to the number obtained by dividing (x) the sum of total number of shares of Class B Common Stock outstanding as of the record date for such vote and the number of Class C Common Stock outstanding as of the record date for such vote by (y) the number of shares of Class B Common Stock outstanding as of the record date for such vote. The affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, on a combined basis, as of any time in accordance with this Section 4.02(a), is referred to herein as the “Majority Common Stock Approval”. Except as otherwise required by law, the holders of outstanding shares of Class C Common Stock shall not be entitled to any votes upon any questions presented to stockholders of the Corporation, including, but not limited to, whether to increase or decrease the number of authorized shares of Class C Common Stock.
     (b) Dividends. Except as otherwise required by the DGCL, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to receive ratably such dividends, other than Share Distributions (as hereinafter defined), as may from time to time be declared by the board of directors of the Corporation (the “Board of Directors”) out of funds legally available therefor. The Board of Directors may, at its discretion, declare a dividend of any securities of the Corporation or of any other corporation, limited liability company, partnership, joint venture, trust or other legal entity (a “Share Distribution”) to the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock (i) on the basis of a ratable distribution of identical securities to holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock or (ii) on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and one or more different classes or series of securities to holders of Class B Common Stock and Class C Common Stock, as applicable, provided that the securities so distributed (and, if the distribution consists of convertible or exchangeable securities, the securities into which such convertible or exchangeable securities are convertible or for which they are exchangeable) do not differ in any respect other than (x) differences in conversion rights consistent in all material respects with differences in conversion rights between Class A Common Stock, Class B Common Stock and Class C Common Stock and (y) differences in their voting rights and powers so long as immediately following any Share Distribution, the ratio of the total number of votes exercisable in the aggregate by the holders of the Class B Common Stock and the Class C Common Stock (whether attributable to the shares of Class B Common Stock or Class C Common Stock or the securities so distributed (and, if the distribution consists of convertible or exchangeable securities, the securities into which such convertible or exchangeable securities are convertible or for which they are exchangeable)) to the total number of votes exercisable by the holders of the Class A Common Stock (whether attributable to the shares of Class A Common Stock or the securities so distributed (and, if the distribution consists of convertible or exchangeable securities, the securities into which such convertible or exchangeable securities are convertible or for which they are exchangeable)),does not exceed the ratio existing immediately prior to such Share Distribution.
     (c) Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, the net assets of the Corporation shall be divided ratably among the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock.
     (d) Split, Subdivision or Combination. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, whether by reclassification, Share Distribution or otherwise, the outstanding shares of the other classes of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined, whether by reclassification, Share Distribution or otherwise.
     (e) Conversion. Subject to the limitations set forth in Section 10.03, each record holder of shares of Class B Common Stock or Class C Common Stock may convert any or all of such shares into an equal number of shares of Class A Common Stock by delivering written notice to the Corporation’s transfer agent stating that such record holder desires to convert such shares into the same number of shares of Class A Common Stock and requesting that the Corporation issue all of such Class A Common Stock to the persons named therein, setting forth the number of shares of Class A Common Stock to be issued to each such person (and, in the case of a request for registration in a name other than that of such record holder, providing proper evidence of succession, assignation or authority to transfer), accompanied by payment of documentary, stamp or similar issue or transfer taxes, if any.
     (f) Certain Voting Rights. In addition to any other approval required by law or by this Third Amended and Restated Certificate of Incorporation, any consolidation of the Corporation with another corporation or entity, any merger of the Corporation into another corporation or entity or any merger of any other corporation or entity into the Corporation pursuant to which shares of Common Stock are converted into or exchanged for any securities or any other consideration shall require Majority Common Stock Approval.
     Section 4.03 Change in Number of Shares Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.
ARTICLE V.
     Section 5.01 Power of the Board of Directors. The property and business of the Corporation shall be controlled and managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:
     (a) To adopt, amend, alter and repeal the by-laws of the Corporation without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Third Amended and Restated Certificate of Incorporation; provided that no by-laws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such by-laws had not been adopted;
     (b) To determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the property, business and affairs of the Corporation, including, without limitation, the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as the manner of taking Board action; and
     (c) To exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Third Amended and Restated Certificate of Incorporation, and the by-laws of the Corporation.
     Section 5.02 Election of Directors. The directors of the Corporation shall be composed and elected as follows:
     (a) The size of the board shall be as determined in accordance with the Corporation’s by-laws, as in effect from time to time, except that from and after the Effective Time (as defined in the Merger Agreement), for so long as any shares of Class A Common Stock are outstanding, the holders of Class A Common Stock will be entitled to elect at least two (2) independent directors as provided in clause (b) of this Section 5.02;
     (b) From and after the Effective Time (as defined in the Merger Agreement), for so long as any shares of Class A Common Stock are outstanding, the holders of Class A Common Stock, voting as a separate class, will have the right to elect at least two (2) independent directors; and
     (c) The holders of Class A Common Stock and Class B Common Stock, voting together as a single class (with each share entitled to the number of votes specified in Section 4.02(a)) will have to power to elect all other directors of the Corporation in accordance with the provisions of the Corporation’s by-laws and applicable law, each as in effect from time to time.
The election of directors need not be by written ballot unless the by-laws shall so require.
     Section 5.03 Liability of Directors. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this Section 5.03 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
     Section 5.04 Removal of Directors. Any or all directors of the Corporation may be removed at any time either with or without cause by the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class; except that any independent director elected pursuant to the provisions of Section 5.02(b) may not be so removed, other than for cause, without the affirmative vote of holders of a majority of the then outstanding Class A Common Stock. Any vacancies created as a result of the removal of any independent director elected pursuant to the provisions of Section 5.02(b) may only be filled by the holders of Class A Common Stock, voting as a separate class in accordance with Section

5.02(b) at a special meeting of the stockholders of the Corporation and the Corporation shall use reasonable efforts to call such meeting.
ARTICLE VI.
     Section 6.01 Indemnification. The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Section 6.01 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Section 6.01 shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, or representative against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify him against such expense, liability or loss under the DGCL.
ARTICLE VII.
     Section 7.01 Reservation of Right to Amend. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Third Amended and Restated Certificate of Incorporation and all rights and powers conferred in this Third Amended and Restated Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power. Notwithstanding the foregoing, the Corporation shall not amend this Third Amended and Restated Certificate of Incorporation in a manner that would alter or change the powers, preferences or special rights of the Class A Common Stock in a manner that would not so affect all classes of Common Stock without the consent of holders of a majority of the then-outstanding shares of Class A Common Stock.
     Section 7.02 Construction. Each reference in this Third Amended and Restated Certificate of Incorporation to “the Third Amended and Restated Certificate of Incorporation,”

“hereunder,” “hereof,” or words of like import and each reference to the Third Amended and Restated Certificate of Incorporation set forth in any amendment to the Third Amended and Restated Certificate of Incorporation shall mean and be a reference to the Third Amended and Restated Certificate of Incorporation, as supplemented and amended through such amendment to the Third Amended and Restated Certificate of Incorporation.
ARTICLE VIII.
     Section 8.01 Records. The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the by-laws of the Corporation.
ARTICLE IX.
     Section 9.01 Renunciation of Business Opportunities Doctrine. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Section 9.01 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 9.01. As used herein, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.
ARTICLE X.
     Section 10.01 Restrictions on Stock Ownership or Transfer. As contemplated by this Article X, the Corporation may restrict the ownership, or proposed ownership, of shares of capital stock of the Corporation by any Person if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (b) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws or (c) subjects or could subject the Corporation to any regulation under the Federal Communications Laws to which the Corporation would not be subject but for such ownership or proposed ownership (clauses (a), (b) and (c) collectively, “FCC Regulatory Limitations”). For purposes of this Article X, the term “Federal Communications Laws” shall mean any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and regulations thereunder, pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, cable television system or other medium of mass communications or (y) any provider of programming content to any such medium.

     Section 10.02 Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of capital stock of the Corporation by any Person may result in an FCC Regulatory Limitation, such Person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall request.
     Section 10.03 Denial of Rights, Refusal to Transfer. If (a) any Person from whom information is requested pursuant to Section (2) of this Article X should not provide all the information requested by the Corporation, or (b) the Corporation shall conclude that a stockholder’s ownership or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation results or could result in an FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Corporation may (i) refuse to permit the transfer of shares of capital stock of the Corporation to such proposed stockholder, (ii) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (iii) require the conversion of any or all shares of Class A Common Stock or Class B Common Stock held by such stockholder into an equal number of shares of Class C Common Stock, (iv) refuse to permit the conversion of shares of Class B Common Stock or Class C Common Stock into Class A Common Stock, (v) redeem such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in this Section 10.03, and/or (vi) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation. Any such refusal of transfer, suspension of rights or refusal to convert pursuant to clauses (i), (ii) and (iv), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation. The terms and conditions of redemption pursuant to clause (v) of this Section 10.03 shall be as follows:
     (i) the redemption price of any shares to be redeemed pursuant to this Section 10.03 shall be equal to the Fair Market Value (as hereinafter defined) of such shares;
     (ii) the redemption price of such shares may be paid in cash, Redemption Securities (as hereinafter defined) or any combination thereof;
     (iii) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;
     (iv) at least 15 days’ written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;
     (v) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and
     (vi) such other terms and conditions as the Board of Directors shall determine.
     Section 10.04 Legends. The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article X and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by applicable law.
     Section 10.05 Certain Construction. For purposes of this Article X, the word “regulation” shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.
ARTICLE XI.
     Section 11.01 Certain Definitions. As used herein, certain capitalized terms shall have the definitions set forth below.
     (A) “Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the New York Stock Exchange or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to this Section 10.03; provided, however, that if shares of stock of such class or series are not listed or traded on any securities exchange, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased his stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by him.
     (B) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of November 16, 2006, by and among BT Triple Crown Merger Co., Inc., B Triple

Crown Finco, LLC, T Triple Crown Finco, LLC and Clear Channel Communications, Inc., as amended.
     (C) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section 10.03.
     (D) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any subsidiary of the Corporation or any other corporation or other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to this Section 10.03, at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Section 10.03 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).
ARTICLE XII.
     Section 12.01 Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware
ARTICLE XIII.
     Section 13.01 Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that if at any time the holders of shares of Class B Common Stock or Class C Common Stock that hold such shares as of the Closing Date (as defined in the Merger Agreement) no longer are the beneficial owners, in the aggregate, of at least a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, then any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may no longer be effected by any consent in writing; provided, further, that from and after the Effective Time (as defined in the Merger Agreement), for so long as any shares of Class A Common Stock are outstanding, any action that is taken without a meeting by a written consent or consents of the requisite stockholders of the Corporation shall become effective on the tenth business day after public announcement by the Corporation of the adoption of the consent. The Corporation’s by-laws may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

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     THE UNDERSIGNED, hereby certifies that the facts stated above are true as of this 25th day of March, 2008.

/s/ Scott Sperling Name: Scott Sperling
Title: President